Exhibit 5.01


                     [LETTERHEAD OF CONYERS DILL & PEARMAN]

23rd October 2003


Silverstar Holdings, Ltd.
Clarendon House, Church Street
Hamilton HM CX, Bermuda




Sirs,


We have acted as counsel to Silverstar Holdings, Ltd. (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 625,000 shares of Common Stock, par value $0.01 per share, of the Registrant (the "Shares"), issuable upon exercise of options granted or to be granted under the Registrant's 1995 Stock Option Plan, as amended (the "Plan") and the Stock Option Agreement dated December 18, 2000 between the Registrant (formerly Leisureplanet Holdings, Ltd.) and Graham Cohen (the "Stock Option Agreement").

In connection with the foregoing, we have examined, among other things, the Plan, the Stock Option Agreement, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents (including the confirmation of the President of the Registrant that no options under the Plan or the Stock Option Agreement have been or will be granted on terms that the Shares issuable upon exercise of such options will be nil paid or partly paid Shares) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Registrant.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the Plan and the Stock Option Agreement will be, when issued pursuant to the provisions of the Plan and the Stock Option Agreement, validly issued, fully paid and non-assessable.

We are members of the bar of Bermuda and we have made no investigation of an express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN